CUSIP No. 985510106

EXHIBIT B

TRANSACTIONS EFFECTED DURING THE PAST SIXTY DAYS

All of the below transactions in the Common Stock were traded in the ordinary course over the Nasdaq Stock Market LLC, and the purchaser was MFN Partners, LP.

Transaction Date	Transaction Type	Amount of Securities	Price Per Share
7/10/2023	Purchase	172,267	$0.87
7/12/2023	Purchase	638,020	$0.95 (1)
7/18/2023	Purchase	843,930	$0.97
7/19/2023	Purchase	595,783	$1.04
7/20/2023	Purchase	500,000	$1.03
7/21/2023	Purchase	112,206	$1.05
7/24/2023	Purchase	1,164,349	$1.27 (2)
7/25/2023	Purchase	540,000	$1.26 (3)
7/26/2023	Purchase	1,389,038	$1.03 (4)
7/27/2023	Purchase	3,793,862	$0.57 (5)
7/28/2023	Purchase	3,022,488	$0.65 (6)

(1)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $0.93 to $0.97. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(2)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $1.18 to $1.35. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(3)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $1.03 to $1.34. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(4)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $0.81 to $1.09. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(5)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $0.46 to $0.76. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

(6)

The price reported for the Common Stock is a weighted average price. These shares were purchased in multiple transactions at prices ranging from $0.60 to $0.70. The Reporting Person undertakes to provide, upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares purchased at each separate price within the range set forth in this footnote.

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